Exhibit 99.1

Investor Contact: Berkman Associates (310) 477 - 3118 info@BerkmanAssociates.com	Company Contact: Alan Magerman, Chairman (760) 477 - 8900 xenonics@xenonics.com

Xenonics Reports Third Quarter Results

CARLSBAD, CALIFORNIA — August 14, 2013 — XENONICS HOLDINGS, INC. (OTCBB:XNNH) today announced financial results for the third quarter and first nine months of fiscal 2013.

Revenue for the three months ended June 30, 2013 decreased to $373,000, compared to $403,000 for the third quarter of fiscal 2012. The net loss for the third quarter of fiscal 2013 was $480,000, or $0.02 per share. This compares to a net loss for the third quarter of fiscal 2012 of $630,000, or $0.03 per share.

For the nine months ended June 30, 2013, revenue increased to $1,492,000, compared to $1,200,000 for the first nine months of fiscal 2012. The net loss for this year’s first nine months decreased to $1,267,000, or $0.05 per share. This compares to a net loss for the first nine months of fiscal 2012 of $1,857,000, or $0.07 per share.

Selling, general and administrative expenses decreased by 28% to $380,000 for the third quarter of fiscal 2013 from $527,000 for the third quarter of fiscal 2012. For the first nine months, SG&A decreased to $1,264,000, compared to $1,587,000 for the same period of the prior fiscal year.

At June 30, 2013, Xenonics reported total current assets of $2,030,000, including cash of $185,000, accounts receivable of $60,000, and inventories of $1,740,000. Total current liabilities at June 30, 2013 of $2,510,000 included notes payable of $1,898,000 due in October 2013.

“We expect to ship in the current quarter approximately $900,000 of the $1.2 million NightHunter purchase order we received from Aardvark Tactical last May. We are pursuing additional orders for our NightHunter and SuperVision products,” said Chairman Alan Magerman.

Conference Call

Xenonics has scheduled a conference call at 11:00 a.m. EDT this morning to discuss its results for the third quarter of fiscal 2013. The dial-in number is (877) 703-6109, passcode #72336076. A simultaneous webcast of the conference call can be accessed from the Webcast Center of the Investor Relations link at www.xenonics.com. A replay will be available after 1:00 p.m. EDT at this same Internet address. For a telephone replay, dial (888) 286-8010, passcode #73595683, after 1:00 p.m. EDT.

About Xenonics

Xenonics Holdings, Inc. develops and produces advanced, lightweight and compact ultra-high-intensity illumination and low-light vision products for military, law enforcement, public safety, and commercial and private sector applications. Xenonics’ NightHunter line of illumination products is used by every branch of the U.S. Armed Forces as well as law enforcement and security agencies. Its SuperVision high-definition night vision is designed for commercial and military applications. Employing patented technologies, Xenonics provides innovative solutions for customers who must see farther so they can do their jobs better and safer. Xenonics’ products represent the next generation in small, high intensity, high efficiency illumination and low-light vision systems. Visit Xenonics on the web at www.xenonics.com.

Forward-Looking Statements

Except for the historical statements, statements in this release may constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. When used, the words “anticipates,” “believes,” “expects,” “intends,” “future,” and other similar expressions identify forward-looking statements. These forward-looking statements reflect management’s current views with respect to future events and financial performance and are subject to risks and uncertainties, and actual results may differ materially from the outcomes contained in any forward-looking statement. Factors that could cause these forward-looking statements to differ from actual results include delays in development, marketing or sales of new products, and other risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission. Xenonics Holdings undertakes no obligation to update or revise any forward-looking statements.

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3186 Lionshead Avenue, Carlsbad, CA 92010

(760) 477-8900 fax (760) 477-8896 www.xenonics.com email xenonics@xenonics.com

XENONICS HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Nine months ended
	June 30,		June 30,
	2013	2012	2013	2012
Rounded in thousands, except per share amounts	(unaudited)		(unaudited)
Revenue	$373,000	$403,000	$1,492,000	$1,200,000
Cost of goods sold	247,000	254,000	826,000	741,000

Gross profit	126,000	149,000	666,000	459,000
Selling, general and administrative	380,000	527,000	1,264,000	1,587,000
Research and development	99,000	191,000	327,000	588,000

Income (loss) from operations	(353,000)	(569,000)	(925,000)	(1,716,000)
Other income (expense):
Interest (expense)	(127,000)	(61,000)	(340,000)	(139,000)

(Loss) before provision for income taxes	(480,000)	(630,000)	(1,265,000)	(1,855,000)
Income tax provision	—	—	2,000	2,000

Net (loss)	$(480,000)	$(630,000)	$(1,267,000)	$(1,857,000)

Net income (loss) per share:
Basic	$(0.02)	$(0.03)	$(0.05)	$(0.07)

Fully-diluted	$(0.02)	$(0.03)	$(0.05)	$(0.07)

Weighted average shares outstanding:
Basic	24,976,000	24,976,000	24,976,000	24,976,000

Fully diluted	24,976,000	24,976,000	24,976,000	24,976,000

XENONICS HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2013	2012
Rounded in thousands, except par value	(unaudited)
Assets
Current Assets:
Cash	$185,000	$367,000
Accounts receivable	60,000	58,000
Inventories	1,740,000	2,117,000
Other current assets	45,000	82,000

Total Current Assets	2,030,000	2,624,000
Equipment, furniture and fixtures, net	14,000	14,000
Goodwill	375,000	375,000
Other assets	17,000	17,000

Total Assets	$2,436,000	$3,030,000

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$360,000	$281,000
Accrued expenses	191,000	134,000
Accrued payroll and related taxes	61,000	95,000
Notes payable, net of debt discount	1,898,000	1,000,000

Total Current Liabilities	2,510,000	1,510,000
Notes payable	—	525,000

Total Liabilities	2,510,000	2,035,000

Commitments and contingencies (Note 11)
Shareholders’ Equity:
Preferred shares, $0.001 par value, 5,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common shares, $0.001 par value, 50,000,000 shares authorized; 24,976,000 shares issued and outstanding at June 30, 2013 and September 30, 2012	25,000	25,000
Additional paid-in capital	26,879,000	26,681,000
Accumulated deficit	(26,978,000)	(25,711,000)

Total Shareholders’ Equity (Deficit)	(74,000)	995,000

Total Liabilities and Shareholders’ Equity	$2,436,000	$3,030,000